September 27, 2000


Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for the Van Kampen Senior Income Trust (the Trust) and, under the date September 14, 1999, we reported on the financial statements of the Trust as of and for the year ended July 31, 1999. On April 14, 2000, our appointment as principal accountants was terminated. We have read the statements in Exhibit 77K of the Form N-SAR dated September 28, 2000 and we agree with such statements.

Very truly yours,

KPMG LLP

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KPMG LLP served as the independent public accountants for the Fund's prior fiscal year. The client-auditor relationship between KPMG and the Fund ceased as of April 14, 2000. KPMG's reports on the financial statements for the Fund during the Fund's prior two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles, During the prior two fiscal years and any subsequent interim, period, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.